Exhibit 23.3

Consent of Austin Associates, LLC

We hereby consent to the inclusion of our opinion letter to the board of directors of First Federal of Northern Michigan Bancorp, Inc. (the “Company”) as Appendix C to the joint proxy statement/prospectus which forms a part of the Company’s Registration Statement on Form S-4 relating to the proposed merger of Alpena Banking Corporation with the Company and to the references to our firm and such opinion in such Registration Statement. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Austin Associates, LLC

Austin Associates, LLC

June 20, 2014